LEHMAN BROTHERS INCOME FUNDS

neuberger berman Tax-free money Fund

605 Third Avenue
New York, New York 10158-0180

April 1, 2009

Neuberger Berman Management LLC
605 Third Avenue, 2nd Floor
New York, New York 10158-0180

Dear Ladies and Gentlemen:

Neuberger Berman Tax-Free Money Fund (the “Fund”) is a series of Lehman Brothers Income Funds, a Delaware statutory trust (“Trust”).

You hereby agree until the date noted on Schedule A (“Limitation Period”), to forgo current payment of management fees and/or reimburse management fees of the Fund, so that the management fee of the Fund is limited to the rate per annum, as noted on Schedule A, of its average daily net assets (“Management Fee Limitation”).

The Fund agrees to repay you out of its assets for any management fees forgone by you under the Management Fee Limitation and/or any excess management fees previously reimbursed by you in excess of the Management Fee Limitation, provided the repayments do not cause the Fund’s management fee to exceed the annual rate of its average daily net assets noted on Schedule A and the repayments are made within three years after the year in which you issued the reimbursement or waived management fees.

You understand that you shall look only to the assets attributable to the Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

LEHMAN BROTHERS INCOME FUNDS,
on behalf of

NEUBERGER BERMAN tax-free money Fund

By: /s/ Robert Conti

Title: President

The foregoing Agreement is hereby accepted as of April 1, 2009

NEUBERGER BERMAN MANAGEMENT LLC

By: /s/ Robert Conti

Title: President

SCHEDULE A

Fund	Limitation Period	Management Fee Limitation

Neuberger Berman Tax-Free Money Fund	03/31/2012	0.08%